Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of May 24, 2024 (this “Agreement”), is entered into by and between Ayrmid Ltd., a company incorporated under the laws of England and Wales (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, on March 26, 2024, Gamida Cell, Ltd., a limited liability company organized under the laws of the State of Israel (“Gamida Ltd.”), and Gamida Cell Inc., a Delaware corporation and wholly-owned subsidiary of Gamida Ltd. (“Gamida Inc.”), entered into that certain Restructuring Support Agreement (the “Support Agreement”) with certain funds managed by Highbridge Capital Management, LLC pursuant to which the parties agreed to a restructuring of all of the outstanding equity and debt of Gamida Ltd. and Gamida Inc.;

WHEREAS, on March 27, 2024, pursuant to Part 10 to the Israeli Restructuring and Financial Rehabilitation Law, 2018, Gamida Ltd. filed a voluntary proceeding for debt rearrangement (the “Israeli Restructuring Proceedings”) in the District Court of Beersheba, Israel (the “Israeli Court”);

WHEREAS, on April 22, 2024, a duly authorized foreign representative on behalf of Gamida Ltd. Filed a petition for recognition for relief under Chapter 15 of Title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (such case, the “Chapter 15 Case” and together with Israeli Restructuring Proceedings, collectively the “Restructuring Proceedings”);

WHEREAS, the restructuring contemplated by the Restructuring Proceedings and the Support Agreement will be effectuated pursuant to the plan of arrangement approved as part of the Israeli Restructuring Proceedings (the “Restructuring Plan”), together with any additional relief in any other Restructuring Proceedings in order to effectuate the restructuring; and

WHEREAS, pursuant to the Restructuring Plan, on or about the Plan Effective Date (as defined below), the Company will deliver contingent payment obligations as contemplated by this Agreement to the holders of Gamida Ltd. ordinary shares that are issued and outstanding (including those issued and outstanding as a result of the settlement of vested restricted stock units or vested restricted shares) as of Plan Effective Date (the “Cancelled Ordinary Shares”).

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1. DEFINITIONS

1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register (it being understood that to the extent such Holders are nominees, they may be directed by the beneficial owners of such CVRs).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Omisirge US Revenues” means, for any period, the Company’s aggregate consolidated net revenues from Omisirge in the United States during such period.

All calculations of Aggregate Omisirge US Revenues will be made (x) in United States Dollars, (y) in accordance with the Company’s standard allocation procedures, allowance methodologies and accounting methods, consistently applied, and (z) in accordance with United States generally accepted accounting principles or the equivalent applicable accounting principles then used by the Company.

“Assignee” has the meaning set forth in Section 7.3.

“Business Day” means any day other than a Saturday, Sunday or any other day on which (i) banks in New York, New York are authorized or obligated by law to be closed or (ii) trading on the New York Stock Exchange does not occur.

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of the Company on a consolidated basis (other than to any direct or indirect wholly owned Subsidiary of the Company), (ii) a merger or consolidation involving the Company in which the Company is not the surviving entity, and (iii) any other transaction involving the Company in which the Company is the surviving entity but in which the shareholders of the Company, respectively, immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction, other than any bona fide equity financing transaction related to the continued financing of the operations of the Company and its Subsidiaries.

“Compliance Statement” has the meaning set forth in Section 4.5.

“CVR” means the contractual rights of a Holder to receive contingent payments in the form of cash on the terms and subject to the conditions set forth in this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor entity thereto.

“Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of applicable law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority):

(i) default in the payment by the Company pursuant to the terms of this Agreement of all or any part of the Milestone Payment after a period of ten (10) Business Days after the Milestone Payment shall become due and payable; or

(ii) material default in the performance, or breach in any material respect, of any covenant or warranty of the Company in this Agreement and continuance of such default or breach for a period of ninety (90) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to the Company by the Rights Agent or to the Company and the Rights Agent by the Acting Holders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Schedule” has the meaning set forth in Section 3.2(k).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Initial CVRs” has the meaning set forth in Section 2.1.

“Inspector” means a Person appointed by the Israeli Court based on the recommendation of the Israeli Commission of Insolvency for the purpose of exercising the inspection rights specified in Section 4.8.

“Israel Securities Law” means the Israeli Securities Law of 1968, as amended from time to time, and the regulations promulgated thereunder.

“Milestone” means any of Milestone 1, Milestone 2, Milestone 3 or Milestone 4.

“Milestone 1” means the first instance in which the Aggregate Omisirge US Revenues during any Milestone Measuring Period exceeds $75,000,000.

“Milestone 1 Payment” means a contingent payment equal to $5,000,000.

“Milestone 2” means the first instance in which the Aggregate Omisirge US Revenues during any Milestone Measuring Period exceeds $100,000,000.

“Milestone 2 Payment” means a contingent payment equal to $15,000,000.

“Milestone 3” means the first instance in which the Aggregate Omisirge US Revenues during any Milestone Measuring Period exceeds $150,000,000.

“Milestone 3 Payment” means a contingent payment equal to $15,000,000.

“Milestone 4” means the entry on or after the date hereof and on or before the Milestone Deadline Date by the Company or any of its Affiliates into a commercialization agreement for any NK NAM Product that results in net proceeds actually received by the Company and its Affiliates of at least $15,000,000; provided that this Milestone 4 may not be deemed to be satisfied more than once.

“Milestone 4 Payment” means a contingent payment equal to $5,000,000.

“Milestone Measuring Period” means any four consecutive fiscal quarters ending and measured as of March 31, June 30, September 30 and December 31, all of which fiscal quarters occur prior to the Milestone Deadline Date.

“Milestone Deadline Date” means the date that is the last day of the applicable fiscal quarter that includes the date that is six (6) years following the Plan Effective Date.

“Milestone Non-Achievement Notice” has the meaning set forth in Section 2.4(e).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means the Milestone 1 Payment, the Milestone 2 Payment, the Milestone 3 Payment or the Milestone 4 Payment, as applicable.

“NK NAM Platform” means a nicotinamide-based cell expansion platform for multiple cell types including stem cells and natural killer cells.

“NK NAM Product” means a product other than omidubicel that is associated with the NK NAM Platform.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, controller or secretary of the Company, in his or her capacity as such an officer and not individually, and delivered to the Rights Agent.

“Omisirge” means Omisirge® (omidubicel-onlv).

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy or by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (b) pursuant to a court order, (c) by operation of law (including by consolidation, scheme of arrangement or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (d) in the case of CVRs held through a nominee (including CVRs held through DTC), from a nominee to another nominee or to a beneficial owner (and if applicable, through an intermediary so long as such transfer ends with such beneficial owner), to the extent allowed by such nominee, (e) if Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable or (f) as provided in Section 2.6.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality).

“Plan Effective Date” means May 24, 2024.

“Pro Rata Percentage” means, with respect to a Holder, the percentage equal to (a) the total number of CVRs held by such Holder as of the applicable date of determination, divided by (b) the number of Initial CVRs.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any partnership, limited liability partnership, limited liability company, association, trust or other entity or organization (a) of which such first Person directly or indirectly owns or controls a majority of the securities and other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) of which such first Person is a general partner or managing member or (c) that is otherwise controlled by such first Person.

1.2. Rules of Construction. For purposes of this Agreement: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) words denoting any gender include all genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f) a reference to any specific applicable law or to any provision of any applicable law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (g) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented; (h) the parties have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any applicable law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (i) the word “or” shall not be exclusive. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2. CONTINGENT VALUE RIGHTS

2.1. CVRs. The CVRs represent the contractual right of Holders to receive contingent cash payments if and to the extent payable pursuant to this Agreement. The initial persons entitled to be Holders shall be the holders of Cancelled Ordinary Shares. Each Holder shall be entitled to one CVR for each Cancelled Ordinary Share pursuant to the Restructuring Plan. Pursuant to the Restructuring Plan, each Holder is automatically deemed to have accepted the terms of this Agreement and is automatically deemed to be a party hereto as if, and with the same effect as if, such Holder had delivered a duly executed counterpart signature page to this Agreement without any further action by any party. The Holders are deemed to hereby acknowledge that the CVRs are not “securities” within the meaning of the Securities Act, Exchange Act, the Israel Securities Law or any other applicable federal, state or foreign securities laws. The maximum aggregate number of CVRs that may be outstanding under this Agreement is limited to 153,995,503 (the “Initial CVRs”), which is the number of CVRs that were issued pursuant to the Restructuring Plan and in accordance with this Section 2.1. The number of outstanding CVRs at any given time may be less than the number of Initial CVRs, if reduced in accordance with Section 2.6 upon the abandonment of a CVR. Following the issuance of the Initial CVRs pursuant to the Restructuring Plan, the Company shall not be permitted to issue any additional CVRs under this Agreement.

2.2. Non-transferable. The CVRs are non-transferable and may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer that is reflected on the CVR Register; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer that is reflected on the CVR Register shall be null and void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder and the number of CVRs held by such Holder. The CVR Register shall be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers or abandonment pursuant to Section 2.6), upon receipt of such information by the Rights Agent. The Company may receive and inspect a copy of the CVR Register, from time to time, upon request made to the Rights Agent. The CVR Register will show one position for Cede & Co. representing all the CVRs held by DTC on behalf of the street holders of the Cancelled Ordinary Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent may accomplish the payment to any former street name holders of Cancelled Ordinary Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing to the Rights Agent and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent (including documentation establishing that such Transfer is a Permitted Transfer) in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written request and proper validation of the identity of such Holder, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify the Company that it has received such written notice. Upon receipt of such notice from the Rights Agent, the Company shall reasonably determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Company so reasonably determines that it does so comply, the Company shall reply to the Rights Agent in writing with instructions to register the transfer of such CVR in the CVR Register and notify the Company of the same. Upon receiving such written reply from the Company, the Rights Agent shall register the transfer of the CVRs in the CVR Register and notify the Company of the same. No service charge shall be made for any registration of transfer of a CVR, but the Company and the Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. No transfer of a CVR shall be permitted or effected unless the Company and the Rights Agent are satisfied that any and all withholding obligations with respect to Israeli taxes have been met. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request and proper validation of the identity of such Holder, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4. Payment Procedures.

(a) Subject to the remainder of this Section 2.4, if any Milestone is achieved prior to the Milestone Deadline Date, the Company shall, within thirty (30) Business Days of the achievement of such Milestone, deliver to the Rights Agent a notice (a “Milestone Notice”) indicating the achievement of such Milestone and that each Holder is entitled to receive its Pro Rata Percentage of the applicable Milestone Payment.

(b) Subject to any procedures implemented pursuant to Section 2.7, the Rights Agent shall promptly, and in any event within fifteen (15) Business Days of receipt of funds from the Company as required pursuant to Section 4.2, (i) send each Holder at its registered address (or, in the case of Cede & Co., pursuant to the applicable procedures of DTC) a copy of such Milestone Notice and (ii) subject to receipt of cash from the Company in accordance with Section 4.2 and any letter of instruction reasonably required by the Rights Agent, cause the payment to each Holder of CVRs an amount in cash equal to such Holder’s Pro Rata Percentage of such Milestone Payment (x) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice, (y) with respect to any such Holder who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice and who (I) is due an amount in excess of $10,000 in the aggregate or (II) resides outside of the United States based on the address for such Holder recorded in the CVR Register, by wire transfer of immediately available funds to the account specified on such instructions (it being understood that the fees for any such wire transfer shall be deducted from the proceeds otherwise sent to such Holder) or (z) with respect to Cede & Co., by wire transfer of immediately available funds pursuant to the applicable procedures of DTC. All amounts delivered by the Company shall be delivered in U.S. dollars.

(c) If any funds delivered to the Rights Agent as Milestone Payments remain undistributed to the Holders on the date that is one year after the date of the applicable Milestone Notice, the Company shall be entitled to require the Rights Agent to deliver to the Company or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment and not disbursed to the Holders (without interest), and, thereafter, such Holders shall look only to the Company for the payment of such Holder’s Pro Rata Percentage of such Milestone Payment (subject to abandoned property, escheat and other similar applicable laws and regulations), calculated as set forth in Section 2.4(b), only as general creditors thereof with respect to such Pro Rata Percentage of such Milestone Payments that may be payable.

(d) Neither the Company, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any portion of any Milestone Payments delivered to a public official pursuant to any abandoned property, escheat or other similar applicable laws and regulations. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable laws and regulations, the property of the Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company.

(e) If a Milestone is not achieved prior to the Milestone Deadline Date, the Company shall, within thirty (30) Business Days of the Milestone Deadline Date, deliver to the Rights Agent a notice (a “Milestone Non-Achievement Notice”) indicating that such Milestone has not been achieved. The Rights Agent shall promptly, and in any event within fifteen (15) Business Days of receipt, deliver a copy of such Milestone Non-Achievement Notice to the Holders. The Rights Agent will deliver to the Company a certificate certifying the date of delivery of such Milestone Non-Achievement Notice to the Holders. If the Rights Agent does not receive from the Acting Holders a written objection to a Milestone Non-Achievement Notice within thirty (30) Business Days after the date of delivery of such Milestone Non-Achievement Notice by the Rights Agent to the Holders, the Holders will be deemed to have accepted such Milestone Non-Achievement Notice, and neither the Company nor its Affiliates will have any further obligation hereunder with respect to such Milestone Payment or otherwise with respect to such Milestone; provided that the foregoing shall not limit any remedies available to the Holders under this Agreement with respect to any breach by the Company arising prior to the time such Milestone Non-Achievement Notice is deemed to be accepted pursuant to this sentence.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest; No Fiduciary Duties.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity, stock or other ownership interest in the Company, Gamida Ltd., Gamida Inc. or any of their respective Affiliates.

(c) Neither the Company, the Rights Agent nor any of their respective Affiliates, nor any of their respective officers or directors owe or will be deemed to owe fiduciary or similar duties of any kind to the Holders by virtue of the CVRs or this Agreement.

2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company or any of its Affiliates without consideration therefor. The Company shall notify the Rights Agent in writing of the abandonment by Holder of such CVR. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Article 6. The Company shall notify the Rights Agent in writing of any such extinguishment of a CVR.

2.7. Tax Withholding. The Company and its Affiliates (or any agent on their behalf) shall be entitled to deduct and withhold from the Milestone Payments, such amounts, if any, of tax as they are required to deduct and withhold with respect to the making of such payments or delivery under any applicable law or regulation. The Company will cooperate in good faith with the Holders to implement payment arrangements in respect of the settlement of the Milestone Payments (which may include, if and as deemed appropriate by the Company in its sole discretion (x) approaching the Israel Tax Authority for issuance of a tax ruling governing any withholding obligations in connection with any such payments and (y) deposit of any such payments with appropriate agents appointed by the Company for receipt and further disbursement of such payments to Holders (which may, notwithstanding anything in this Agreement to the contrary, result in a delay in such payments being made to any and all Holders beyond the timelines otherwise set forth in this Agreement), in each case and to the extent legally permissible, to minimize both the amount of, and the administrative burdens associated with, such deduction or withholding). To the extent that amounts of tax are so deducted and withheld, such deducted and withheld amounts (i) shall be remitted to the applicable taxing authority within the time limits imposed by any applicable law or regulation and (ii) shall be treated for all purposes of this Agreement and the Restructuring Plan as having been paid to the Person in respect of which such deduction and withholding was made.

3. THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities; Authority of the Company. The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Rights Agent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).

3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document believed by it, in the absence of bad faith, to be genuine and to have been signed, executed and, where necessary, verified, acknowledged or presented by the proper party or parties;

(b) the Rights Agent may rely on and shall be protected and held harmless by the Company in acting upon written (including electronically transmitted) or oral instructions from the Company with respect to any matter relating to its acting as Rights Agent;

(c) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful misconduct on its part (in each case as determined by a final judgment of a court of competent jurisdiction), incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(d) the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only;

(h) the Rights Agent shall not be responsible for, or be required to verify, any calculations or events that are required to be reported in accordance with the terms of this Agreement, including the Aggregate Omisirge US Revenue amount or the occurrence of any Milestone events;

(i) the Rights Agent shall have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company), nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement, except for any such breach resulting from the Rights Agent’s gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction);

(j) the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

(k) the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(l) the Rights Agent shall not assume any obligations or relationship of agency or trust with any Holder of CVRs;

(m) the Company agrees to indemnify the Rights Agent and its Affiliates, and its and their respective employees, officers, directors, representatives, contractors and advisors for, and hold such Persons harmless against, any loss, liability, damage, judgment, fine, penalty, cost, or expense (including reasonable and documented legal expenses) arising out of or in connection with the execution, acceptance, administration, exercise and performance of Rights Agent’s duties under this Agreement or enforcing its rights hereunder, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claim, charge, demand, suit or loss, unless such loss has been determined by final, non-appealable order of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct;

(n) in no event will the Rights Agent be liable for special, punitive, incidental, indirect or consequential damages arising out of or related to this Agreement (including lost profits, damage to reputation or lost savings), even if foreseeable and even if the Rights Agent has been advised of the possibility of such damages, or for any special, punitive, incidental, indirect or consequential damages arising out of any act or failure to act hereunder;

(o) the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon by the Rights Agent and the Company in the written fee addendum (the “Fee Schedule”) executed on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes));

(p) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(q) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its officers, directors and employees) or by or through its attorneys or agents. The Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct in the absence of gross negligence, bad faith or willful misconduct of the Rights Agent (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(r) notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the aggregate of the Initial Set Up fee (as defined and set forth in the Fee Schedule) and the amount of fees paid (not including reimbursed expenses) by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought other than to the extent such liabilities are a result of the gross negligence, bad faith or willful misconduct of the Rights Agent (each as determined by a final judgment of a court of competent jurisdiction); and

(s) all funds received by Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other Person, unless there is a diminution of the Funds due to a deposit or investment made by the Rights Agent, in which case, the Rights Agent agrees that such interest, dividends or earnings shall accrue to the benefit of the Company to the extent of such diminution of the Fund.

The provisions of this Section 3 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination and the expiration of the CVRs.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. The Company has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by the Company to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Company shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if the Company shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply (if the Rights Agent so elects) to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) The Company shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of the Company. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Acting Holders, the Company shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

(e) As long as all fees and charges that are due and payable to the Rights Agent for the performance of services hereunder have been paid in full, the Rights Agent will cooperate with the Company and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent. The Rights Agent shall be entitled to reimbursement by the Company for costs and expenses related to such transition services.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent, except for such rights of the retiring Rights Agent which expressly survive its termination or resignation hereunder.

4. COVENANTS

4.1. List of Holders. Promptly following the Plan Effective Date, the Company shall furnish or cause to be furnished to the Rights Agent in such form as the Company receives from Gamida Ltd.’s transfer agent (or other agent performing similar services for Gamida Ltd.), the names and addresses of the Holders.

4.2. Payment of Milestone Payments. If a Milestone has been achieved in accordance with this Agreement, the Company shall, promptly (but in any event no later than ten (10) Business Days) following the delivery of a Milestone Notice, deposit with the bank or financial institution designated by the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount of the applicable Milestone Payment.

4.3. Books and Records. The Company shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Inspector and its consultants or professional advisors to determine the amounts payable hereunder. No review of the Company’s or any of its Subsidiaries’ records shall be permitted pursuant to this Agreement except as set forth in Section 4.8.

4.4. Further Assurances. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5. Compliance Statements. Within sixty (60) days of the end of each calendar year ending after the date hereof and prior to the termination of this Agreement pursuant to Section 7.8, the Company shall provide the Rights Agent and the Inspector with a written statement setting forth in reasonable detail the status of each Milestone as of the end of each fiscal quarter during the immediately preceding calendar year (each, a “Compliance Statement”).

4.6. Actions in Good Faith. Neither the Company nor any of its Subsidiaries shall act in bad faith for the purpose of avoiding achievement of the Milestones or the payment of any Milestone Payment.

4.7. Non-Use of Name. Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of the Company, its Affiliates, or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the Company, other than (in the case of the name of the Company, its Affiliates, or their respective employees) with respect to (a) a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, the Company or its Affiliates, (b) as required by law or regulation or (c) in the case of the Rights Agent, as necessary to perform the services of the Rights Agent under this Agreement.

4.8. Inspection Rights.

(a) Upon the written request of the Inspector made during the first quarter of each calendar year, but no more than once per calendar year, the Company shall provide the Inspector with reasonable access during normal business hours to such of the records of the Company and its Subsidiaries as the Inspector may reasonably request to verify the accuracy of the Compliance Statement and the figures underlying the calculations set forth therein.

(b) If the Inspector determines, upon review of any Compliance Statement and any reasonably requested records provided pursuant to Section 4.8(a), that any particular Milestone (i) was not achieved during the calendar year covered by such Compliance Statement, then such determination shall be final, binding and conclusive on the Company and the Holders and such Milestone shall be deemed for all purposes of this Agreement not to have occurred during such calendar year, and (ii) was achieved during the calendar year covered by such Compliance Statement but the applicable Milestone Payment was not paid to the Holders, then the Inspector shall draft a notice to the Holders disclosing the Inspector’s determination and the Rights Agent shall send such notice (at the Company’s sole cost and expense) to each Holder at its registered address (or, in the case of Cede & Co., pursuant to the applicable procedures of DTC). If the Inspector (once appointed) elects not to review any Compliance Statement during the first quarter of the calendar year immediately following the calendar year covered by such Compliance Statement, then the conclusions contained in such Compliance Statement shall be final, binding and conclusive on the Company and the Holders. The Inspector shall provide the Company and the Rights Agent with a written statement setting forth the Inspector’s determination of whether each Milestone has been met during the applicable calendar year promptly following any review conducted pursuant to this Section 4.8.

(c) All reasonable and documented fees and expenses of the Inspector in exercising the inspection rights set forth in this Section 4.8 shall be reimbursed by the Company following a written request from the Inspector.

(d) Prior to receiving any records of the Company or any of its Subsidiaries pursuant to this Section 4.8, the Inspector shall enter into a reasonable confidentiality agreement in a form satisfactory to the Company pursuant to which the Inspector will agree, among other matters, that (i) the Inspector will keep all information disclosed by the Company and its Subsidiaries confidential, other than as necessary to provide the notice to Holder contemplated by Section 4.8(b) or in connection with any dispute pursuant to this Agreement between any of the Holders, the Rights Agent, the Company or its Affiliates, and (ii) the Inspector will only use any information disclosed by the Company and its Subsidiaries for the purpose of conducting the inspection contemplated by this Section 4.8.

(e) No person other than the Inspector shall be entitled to review any records of the Company or any of its Subsidiaries for the purposes set forth in this Section 4.8.

5. AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders, the Company and the Rights Agent at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions and provisions as the Company shall consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders in any material respect;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders in any material respect;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(v) to evidence the assignment of this Agreement by the Company as provided in Section 7.3;

(vi) to amend Section 4.8 (and any definitions related thereto) consistent with any order entered by the Israeli Court;

(vii) to cure any inconsistency or discrepancy between the provisions of this Agreement and the provisions of the Restructuring Term Sheet approved by the Israeli Court as part of the Restructuring Proceedings; or

(viii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders in any material respect.

(b) Without the consent of any Holders, the Company and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to the Company pursuant to Section 2.6.

(c) Promptly after the execution by the Company or the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall transmit or cause the Rights Agent to transmit (at the Company’s sole cost and expense) a notice thereof through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Company and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company shall transmit (or cause the Rights Agent to transmit at the Company’s sole cost and expense) a notice thereof through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and the Company. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, privileges, covenants or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6. REMEDIES OF THE HOLDERS

6.1. General Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder shall be brought by the Acting Holders, acting on behalf of the Holders; provided that any actions taken by the Acting Holders shall be undertaken in accordance with applicable law and the provisions of this Agreement. Upon the occurrence of an Event of Default, the Acting Holders may commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable. In the event that, at any time after the Acting Holders shall have commenced such arbitration proceeding, and before any award shall have been obtained, the Company shall pay or shall deposit with a bank or financial institution designated by the Rights Agent a sum sufficient to pay all amounts which shall have become due under this Agreement and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel (if any), and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to the Company and to the Rights Agent, shall waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2. Rights upon Certain Insolvency Proceedings Involving the Company. In the event of an insolvency, bankruptcy or similar proceeding of the Company, Holders shall be entitled to assert claims against the Company in such proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Company or by any creditor of the Company. Notwithstanding any other provision of this Agreement, the right of any Holder to receive payment of the amounts that a Milestone Notice indicates are payable on or after the applicable due date, or to commence arbitration proceedings for the enforcement of such payment on or after such date, shall not be impaired or affected without the consent of such Holder.

7. OTHER PROVISIONS OF GENERAL APPLICATION

7.1. Notices to the Rights Agent and the Company. Any notice or other communication required or permitted to be delivered to the Company or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide or international overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto from the primary recipient thereof); provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Email:	[***]

[***]

With a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, NJ 07102

Attn: General Counsel

If to the Company, to it at:

Ayrmid Ltd.

c/o Gamida Cell, Inc.

116 Huntington Avenue, 7th Floor

Attention: Chief Financial Officer

With a copy to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, Georgia 30309

Attention:	[***]
Email:	[***]

and

King & Spalding LLP

110 N. Wacker Drive

Suite 3800

Chicago, Illinois 60606

Attention:	[***]
Email:	[***]

The Rights Agent or the Company may specify a different address or email address by giving notice in accordance with this Section 7.1.

7.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3. Company Successors and Assigns. The Company may not directly or indirectly assign any or all of its rights, interests or obligations hereunder to any person or entity without the prior written consent of the Acting Holders; provided, that the Company may assign, any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person, to one or more direct or indirect wholly-owned Subsidiaries of the Company (but only so long as they remain wholly-owned Subsidiaries of the Company) (provided that such assignment would not be adverse to the Holders), (b) in its sole discretion and without the consent of any other Person, to its successor in interest in connection with a Change of Control and (c) to any other person or entity with the prior written consent of the Acting Holders (each permitted assignee under clause (a), (b) or (c) and any subsequent assignee under the next sentence, an “Assignee”); provided that the Assignee agrees in a writing delivered to the Rights Agent to assume and be bound by all of the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 7.3 relating to assignments, this Agreement shall not restrict the Company’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of the Company’s successors (including following a Change of Control) and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CVRs and the performance of every obligation, agreement and covenant of this Agreement on the part of the Company to be performed or observed. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder service business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent or corporate trust activities shall be deemed a merger or consolidation for purposes of this Section 7.3. Any attempted assignment of this Agreement or any rights, interests or obligations in violation of this Section 7.3 shall be void and of no effect.

7.4. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, the Company, the Company’s successors and Assignees, each of whom is intended to be, and is, a beneficiary hereunder, and other than the Acting Holders and the Holders, each of whom is intended to be, and is, a third party beneficiary solely to the extent set forth in Sections 2.7, 3.3 and 6) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, the Company, the Company’s successors and Assignees, the Acting Holders and the Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise (including any arbitration proceeding) upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The Acting Holders must enforce any such legal or equitable rights, remedies or claims under this Agreement against the Company and may not enforce them against the Rights Agent. The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and the Company, which notice, if given, shall be irrevocable, and the Company may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.5. Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.6. Arbitration; Jurisdiction; Waiver of Jury Trial.

(a) Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”). The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the pharmaceutical industry. No later than fifteen (15) days after an arbitration proceeding is commenced under this Section 7.6(a), the Company shall nominate one arbitrator and the Acting Holders shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator. If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen (15) days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules. The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York. Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by the Company and the Acting Holders that are party to the arbitration proceeding. The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court. The arbitrator shall have no power to amend or supplement the terms of this Agreement or act ex aequo et bono. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute. Any award payable in favor of the Holders as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder.

(b) With regard to any dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder, each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of each United States federal court and New York state court located in the Borough of Manhattan, in the City of New York, New York, U.S.A. (and the appellate courts thereof) (the “Chosen Courts”), in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts; provided that each of the parties hereto has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Notwithstanding the foregoing, the Company and the Rights Agent may mutually agree to a jurisdiction other than the Chosen Courts for any litigation directly between the Company and the Rights Agent arising out of or relating to this Agreement. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

7.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision; provided, however, that if any excluded language shall adversely affect rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

7.8. Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than those rights of the Rights Agent which shall under the express terms of this Agreement), and no payments shall be required to be made, upon the earliest to occur of (a) the payment of the full amount of the potential Milestone Payments required to be paid under the terms of this Agreement pursuant to Section 2.4, and (b) March 31, 2031. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination (including in respect of breaches of this Agreement by the Company prior to such termination) or this Section 7, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.9. Entire Agreement; Counterparts. As between the Company and the Holders, this Agreement constitutes the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, with respect to the subject matter hereof and thereof. As between the Company and the Rights Agent, this Agreement, the Fee Schedule and any schedule or exhibit attached hereto constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by .PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.10. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall promptly notify the Company of and shall not be liable for any delays or failures in performance of any act, duty, obligation or responsibility by reason of any occurrence beyond its reasonable control (but only for so long as and to the extent that such occurrence continues) including, without limitation, acts of God, terrorist acts, epidemics, pandemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest. The Rights Agent shall promptly resume performance under this Agreement following the end of such occurrence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPANY:

Ayrmid Ltd.

By:	/s/ Rory Nealon
Name:	Rory Nealon
Title:	Authorized Signatory

RIGHTS AGENT:

Broadridge Corporate Issuer Solutions, LLC

By:	/s/ John P. Dunn
Name:	John P. Dunn
Title:	Senior Vice President

[Signature Page to Contingent Value Rights Agreement]